                    [Letterhead of Conyers, Dill & Pearman]



         GBRC/km/126819/d.288804

11th June 1996

Terra Nova (Bermuda) Holdings Ltd
Dallas Building
# 7 Victoria Street
Hamilton HM 11



Ladies and Gentlemen

TERRA NOVA (BERMUDA) HOLDINGS LTD
- ---------------------------------

We have acted as special legal counsel to Terra Nova (Bermuda) Holdings Ltd, a Bermuda corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of Class A Common Shares, par value $5.80 per share (the "Class A Common Shares"), of the Company issuable under the Terra Nova (Bermuda) Holdings Ltd - Approved Executive Share Option Scheme (the "Scheme") and the Octavian Syndicate Management Limited - 1996 Stock Option Plan (the "Plan").

As such counsel, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Scheme and the Plan, the Memorandum of Association and Bye-laws of the Company as well as resolutions of the Company's Board of Directors. We have also examined originals, or copies certified to our satisfaction, of such corporate records of the Company and other instruments, certificates of appropriate public officials and certificates of officers and representatives of the Company and other documents as we have deemed necessary as a basis for the opinions hereinunder expressed. In such examination, we have assumed the authenticity of all documents

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Terra Nova (Bermuda) Holdings Ltd


submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons.

On the basis of the foregoing, we are of the opinion that the 2,000,000 Class A Common Shares of the Company issuable pursuant to the Scheme and 500,000 Class A Common Shares issuable pursuant to the Plan have been duly and validly authorised by the Company, and when issued and delivered against payment therefor in accordance with provisions of the Scheme and the Plan respectively, such Class A Common Shares will be validly issued, fully-paid and non-assessable.

We are members of the bar of Bermuda and we have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Act or the rules and regulations of the Commission thereunder.

Yours faithfully



CONYERS, DILL & PEARMAN